Exhibit 10.9


               AMENDMENT #7 TO THE INTELLIGENT ELECTRONICS, INC.
                       AMENDED AND RESTATED INVENTORY
                   AND WORKING CAPITAL FINANCING AGREEMENT


    THIS AMENDMENT #7 dated as of March 26, 1997 (this "Amendment"), hereby amends that certain Amended and Restated Inventory and Working Capital Financing Agreement by and among Intelligent Electronics, Inc., a Pennsylvania corporation ("IE"), various direct and indirect subsidiaries of IE who are signatories thereto, and IBM Credit Corporation, a Delaware corporation ("IBM Credit").

                               RECITALS

     WHEREAS, the Existing Borrowers and IBM Credit have entered into that certain Amended and Restated Inventory and Working Capital
Financing Agreement dated as of April 5, 1996 (as amended, supplemented or as otherwise modified from time to time, the "Agreement");

     WHEREAS, the Agreement was amended to add the Restricted
Subsidiaries as co-borrowers under the Agreement by that certain
Amendment #2 dated October 16, 1996 by and among the Existing Borrowers, the Restricted Subsidiaries and IBM Credit ("Amendment #2");

     WHEREAS, the Existing Borrowers and the Restricted Subsidiaries have requested that IBM Credit terminate financing the working capital requirements of the Restricted Subsidiaries under the Agreement; and

     WHEREAS, IBM Credit, the Existing Borrowers and the Restricted Subsidiaries have agreed to modify the Agreement as more specifically set forth below, upon and subject to the terms and conditions set forth herein.

                               AGREEMENT

     NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Borrowers, the Restricted Subsidiaries and IBM Credit hereby agree as follows:


Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Modification of the Agreement. The Agreement is hereby modified by (i) deleting the Restricted Subsidiaries as co-borrowers under the Agreement, and (ii) terminating any provision contained in Amendment #2 with respect to the Restricted Subsidiaries, including without limitation, any contingent liability on account of guaranties set forth in Section 7.17 of the Agreement. The collateral security granted by the Restricted Subsidiaries to IBM Credit pursuant to Amendment #2 shall be deemed to secure any obligations arising out of the Working Capital Financing Agreement dated as of March 26, 1997 by and between IBM Credit and XLConnect Solutions, Inc., XLConnect Systems, Inc., and XLConnect Services, Inc. but shall no longer constitute collateral security for the Existing Borrowers' Obligations. All provisions of Amendment #2 are hereby deemed to be in full force and effect with respect to the Existing Borrowers.

Section 3. Amendment to Attachment A to the Agreement. Attachment A dated as of January 1, 1997 is hereby amended by deleting such Attachment A in its entirety and substituting in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of March 26, 1997.

Section 4. Waiver by IBM Credit. IBM Credit hereby acknowledges notice of the dissolution of Entre Computer Centers of New York, Inc. and hereby waives any default which may have occurred under the Agreement as a result of such dissolution.

Section 5. Representations and Warranties. Customer makes to IBM Credit the following representations and warranties all of which are material and are made to induce IBM Credit to enter into this Amendment.

   Section 5.1. Representation of Dissolution. Customer represents and warrants that Entre Computer Centers of New York, Inc., a
   New York corporation and a co-borrower under the Agreement, has been legally dissolved pursuant to Business Corporation Law of New York.

   Section 5.2. Accuracy and Completeness of Warranties and Representations. The representations and Warranties contained in the Agreement are true and correct in all material respects on and as of the date of this Amendment except to the extent waived by IBM Credit in writing.

   Section 5.3. Litigation. Except as has been disclosed by Customer to IBM Credit in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against Customer, which if adversely determined, would materially adversely affect Customer's ability to perform its obligations under the Agreement and the other documents, instruments and agreements executed in connection therewith or pursuant hereto.

   Section 5.4 Enforceability of Amendment. This Amendment has been duly authorized, executed and delivered by Customer and is enforceable against Customer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditor's rights generally.

Section 6. Ratification of Agreement. Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Customer hereby, ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of Customer's, and is not subject to any claims, offsets or defense.

Section 7. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.


IN WITNESS WHEREOF, this Amendment has been duly executed by the authorized officers of the undersigned as of the day and year first above written.



IBM CREDIT CORPORATION             INTELLIGENT ELECTRONICS, INC.

By: /s/ Paul M. Lieba             By: /s/ T.J. Coffey
----------------------------      --------------------------------
Name: Paul M. Lieba               Name: Thomas J. Coffey

Title: Credit Manager             Title: _______________________


                                   THE FUTURE NOW, INC.

                                   By: /s/ Alan Resneck
                                   -------------------------------
                                   Name:  Alan Resneck

                                   Title: _______________________


                                   INTELLIGENT ADVANCED SYSTEMS, INC.

                                   By: /s/ T.J. Coffey
                                   --------------------------------
                                   Name: Thomas J. Coffey

                                   Title: _______________________


                                   INTELLIGENT EXPRESS, INC.

                                   By: /s/ T.J. Coffey
                                   ---------------------------------
                                   Name: Thomas J. Coffey

                                   Title: _______________________


                                   RND, INC.

                                   By: /s/ T.J. Coffey
                                   ---------------------------------
                                   Name: Thomas J. Coffey

                                   Title: _______________________


                                   INTELLINET, LTD.

                                   By: /s/ T.J. Coffey
                                   ---------------------------------
                                   Name: Thomas J. Coffey

                                   Title: _______________________


                                   INTELLIGENT DISTRIBUTION SERVICES,
                                   INC.

                                   By: /s/ T.J. Coffey
                                   ---------------------------------
                                   Name: Thomas J. Coffey

                                   Title: _______________________


                                   INTELLIGENT SP, INC.

                                   By: /s/ T.J. Coffey
                                   ---------------------------------
                                   Name: Thomas J. Coffey

                                   Title: _______________________


                                   XLSOURCE, INC. (formerly known as
                                   THE FUTURE NOW, INC. OF ARKANSAS)

                                   By: /s/ Alan Resneck
                                   ---------------------------------
                                   Name: Alan Resneck

                                   Title: _______________________


                                   XLCONNECT SERVICES, INC. (formerly
                                   known as INTELLICOM SOLUTIONS, INC.)

                                   By: /s/ Stephanie Cohen
                                   ----------------------------------
                                   Name:  Stephanie Cohen

                                   Title: _______________________


                                   XLCONNECT SOLUTIONS, INC.

                                   By: /s/ Stephanie Cohen
                                   ----------------------------------
                                   Name:  Stephanie Cohen

                                   Title: _______________________


                                   XLCONNECT SYSTEMS, INC.


                                   By: /s/ Stephanie Cohen
                                   ---------------------------------
                                   Name:  Stephanie Cohen

                                   Title: _______________________


                                   E-C COMPUTER TECHNICAL SERVICES, INC.

                                   By: /s/ T.J. Coffey
                                   ----------------------------------
                                   Name:  Thomas J. Coffey

                                   Title: _______________________


                                   RCK COMPUTERS, INC.

                                   By: /s/ T.J. Coffey
                                   ---------------------------------
                                   Name: Thomas J. Coffey

                                   Title: _______________________

                           WORKING CAPITAL
                         FINANCING AGREEMENT
                     dated as of March 26, 1997
                            by and among
                       XLConnect Systems, Inc.
                                  and
                      XLConnect Solutions, Inc.
                                  and
                       XLConnect Services, Inc.
                                  and
                       IBM Credit Corporation

                   WORKING CAPITAL FINANCING AGREEMENT

Section 1.  DEFINITIONS                                                  4
1.1     Special Definitions                                              4
1.2     Other Defined Terms                                             12

Section 2.  CREDIT LINE; FINANCE CHARGES; OTHER CHARGES                 13
2.1     Credit Line                                                     13
2.2     Advances                                                        13
2.3     Finance and Other Charges                                       14
2.4     Statements Regarding Customer's Account                         15
2.5     Shortfall                                                       16
2.6     Application of Payments                                         16
2.7     Prepayment and Reborrowing By Customer                          16

Section 3.  CREDIT LINE ADDITIONAL PROVISIONS                           16
3.1     Ineligible Accounts                                             16
3.2     Reimbursement for Charges                                       20
3.3     Lockbox and Special Account                                     20
3.4     Collections                                                     20
3.5     Application of Remittances and Credits                          21
3.6     Power of Attorney                                               21

Section 4.  SECURITY -- COLLATERAL                                      23
4.1     Grant                                                           23
4.2     Further Assurances                                              24

Section 5.  CONDITIONS PRECEDENT                                        24
5.1     Conditions Precedent to the Effectiveness of This Agreement     24
5.2     Conditions Precedent to Each Advance                            26

Section 6.  REPRESENTATIONS AND WARRANTIES                              27
6.1     Organization and Qualifications                                 27
6.2     Rights in Collateral; Priority of Liens                         27
6.3     No Conflicts                                                    28
6.4     Enforceability                                                  28
6.5     Locations of Offices                                            28
6.6     Fictitious Business Names                                       28
6.7     Organization                                                    28
6.8     No Judgments or Litigation                                      29
6.9     No Defaults                                                     29
6.10    Labor Matters                                                   29
6.11    Compliance with Law                                             29
6.12    ERISA                                                           29
6.13    Compliance with Environmental Laws                              30
6.14    Intellectual Property                                           31
6.15    Licenses and Permits                                            31
6.16    Investment Company                                              31
6.17    Taxes and Tax Returns                                           31
6.18    Status of Accounts                                              31
6.19    Affiliate/Subsidiary Transactions                               32
6.20    Accuracy and Completeness of Information                        32
6.21    Recording Taxes                                                 32
6.22    Indebtedness                                                    32

Section 7.  AFFIRMATIVE COVENANTS                                       33
7.1     Financial and Other Information                                 33
7.2     Location of Collateral                                          36
7.3     Changes in Customer                                             37
7.4     Corporate Existence                                             37
7.5     ERISA                                                           37
7.6     Environmental Matters                                           37
7.7     Collateral Books and Records; Collateral Audit                  38
7.8     Insurance; Casualty Loss                                        39
7.9     Taxes                                                           39
7.10    Compliance With Laws                                            40
7.11    Fiscal Year                                                     40
7.12    Intellectual Property                                           40
7.13    Maintenance of Property                                         40
7.14    Collateral                                                      40
7.15    Subsidiaries                                                    42
7.16    Financial Covenants; Additional Covenants                       42
7.17    Joint and Several Guaranty                                      42

Section 8.  NEGATIVE COVENANTS                                          44
8.1     Liens                                                           44
8.2     Disposition of Assets                                           44
8.3     Corporate Changes                                               45
8.4     Guaranties                                                      45
8.5     Restricted Payments                                             45
8.6     Investments                                                     45
8.7     Affiliate/Subsidiary Transactions                               46
8.8     ERISA                                                           46
8.9     Additional Negative Pledges                                     47
8.10    Use of Proceeds                                                 47
8.11    Accounts                                                        47
8.12    Indebtedness                                                    47
8.13    Loans                                                           48

Section 9.  DEFAULT                                                     48
9.1     Event of Default                                                48
9.2     Acceleration                                                    50
9.3     Remedies                                                        51
9.4     Waiver                                                          53

Section 10.  MISCELLANEOUS                                              53
10.1     Term; Termination                                              53
10.2     Indemnification                                                53
10.3     Additional Obligations                                         54
10.4     LIMITATION OF LIABILITY                                        54
10.5     Alteration/Waiver                                              55
10.6     Severability                                                   55
10.7     One Loan                                                       55
10.8     Additional Collateral                                          56
10.9     No Merger or Novations                                         56
10.10    Paragraph Titles                                               56
10.11    Binding Effect; Assignment                                     56
10.12    Notices                                                        57
10.13    Counterparts                                                   57
10.14    SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW       58
10.15    JURY TRIAL WAIVER                                              59

                              WORKING CAPITAL
                            FINANCING AGREEMENT


This WORKING CAPITAL FINANCING AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is executed by and among IBM CREDIT CORPORATION, a Delaware corporation ("IBM Credit"), XLCONNECT SOLUTIONS, INC., a Pennsylvania corporation ("XLConnect Solutions"), XLCONNECT SYSTEMS, INC., a Pennsylvania corporation ("XLConnect Systems") and XLCONNECT SERVICES, INC., a Pennsylvania corporation, as of the 26th day of March, 1997 (XLConnect Solutions, XLConnect Systems and XLConnect Services are collectively referred to herein as the "Customer").

                      W I T N E S S E T H

     WHEREAS, Customer has requested that IBM Credit finance its working capital requirements, and IBM Credit is willing to provide such financing to Customer subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                   Section 1.  DEFINITIONS; ATTACHMENTS

1.1 Special Definitions. The following terms shall have the following respective meaning in this Agreement:

"Advance": any loan or advance of funds made by IBM Credit to Customer pursuant to Section 2.2 of this Agreement.

"Advance Date": the Business Day on which IBM Credit makes an Advance under this Agreement.

Advance Charges":  as defined on Attachment A.

"Accounts":  as defined in the U.C.C.

"Affiliate": with respect to the Customer, excluding IE (as defined below), any Person meeting one of the following: (i) at least 10% of such Person's equity is owned, directly or indirectly, by Customer; (ii) at least 10% of Customer's equity is owned, directly or indirectly, by such Person; or (iii) at least 10% of Customer's equity and at least 10% of such Person's equity is owned, directly or indirectly, by the same Person or Persons. All of Customer's officers, directors, and partners (to the extent any Customer is a partnership) shall also be deemed to be Affiliates of Customer for purposes of this Agreement.

"Agreement":  as defined in the caption.

"Auditors": a nationally recognized firm of independent certified public accountants selected by Customer and satisfactory to IBM Credit.

"Available Credit": at any time, (1) the Maximum Advance Amount less (2) the Outstanding Advances at such time.

"Average Daily Balance": the sum of the Outstanding Advances as of the end of each day during a calendar month, divided by the number of days in the calendar month.

"Bloomberg":  the on-line financial service provided by Bloomberg, L.P.

"Borrowing Base":  as defined in Attachment A.

"Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are generally closed or on which IBM Credit is closed.

"Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 5.1 hereof are satisfied or waived in writing by IBM Credit.

"Code": the Internal Revenue Code of 1986, as amended, or any successor statute.

"Collateral":  as defined in Section 4.1.

"Collateral Management Report": a report to be delivered by XLConnect Solutions to IBM Credit from time to time, as provided herein, signed by the president, chief operating officer or chief financial officer of XLConnect Solutions, in the form of Attachment F hereto, detailing and certifying, among other items: a summary of all Customer's Eligible Accounts, the amounts and aging of all of Customer's Accounts, the amounts and aging of Customer's accounts payable as of a specified date, all of Customer's IBM Credit borrowing activity during a specified period and the total amount of Customer's Borrowing Base as well as Customer's Outstanding Advances, Available Credit and any Shortfall Amount as of a specified date.

"Compliance Certificate": a certificate substantially in the form of Attachment C.

"Credit Line":  as defined in Section 2.1.

"Customer": as defined in the caption, Customer shall mean XLConnect Solutions, Inc., XLConnect Systems, Inc. and XLConnect Services, Inc., jointly and severally, as the context may require.

"Default": either (1) an Event of Default or (2) any event or condition which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

"Delinquency Fee Rate":  as defined in Attachment A.

"Eligible Accounts":  as defined in Section 3.1.

"Environmental Laws": all statutes, laws, judicial decisions, regulations, ordinances, and other governmental restrictions relating to pollution, the protection of the environment, occupational health and safety, or to emissions, discharges or release of pollutants, contaminants, hazardous substances or wastes into the environment.

"Environmental Liability": any claim, demand, obligation, cause of action, allegation, order, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation or alleged violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

"Event of Default":  as defined in Section 9.1.

"Financial Statements": (i) the consolidating balance sheets and statements of operations from Customer by division, if applicable, in form and detail satisfactory to IBM Credit, and (ii) the consolidated balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of Customer and its Subsidiaries for the period specified, all prepared in accordance with GAAP and consistent with prior practices.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Hazardous Substances": all substances, wastes or materials, to the extent subject to regulation as "hazardous substances" or "hazardous waste" under any Environmental Laws.

"IBM Credit":  as defined in the caption.

"Indebtedness": with respect to any Person, (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person under capital leases, (3) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (4) liabilities arising under any interest rate protection, future, option swap, cap or hedge agreement or arrangement under which such Person is a party or beneficiary, (5) all obligations under guaranties of such Person and (6) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

"IE":  Intelligent Electronics, Inc. and any and all of its subsidiaries.

"Investment": with respect to any Person (the "Investor"), (1) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise, and (2) any guaranty by the Investor of any Indebtedness or other obligation of any other Person.

"LIBOR": for the calendar month during which the Advance is made or continues to be outstanding, the thirty-day average of the one-month (01M) London Interbank Offered Rate as published by Bloomberg, L.P. for the previous calendar month. LIBOR is based on a 360-day calendar year.

"Lien(s)": any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Material Adverse Effect": an event or condition which has a material adverse effect (1) on the business, operations, results of operations, assets, or financial condition of the Customer, (2) on the aggregate value of the Collateral or the aggregate amount which IBM Credit would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral to recover the Obligations in full, or (3) on the rights and remedies of IBM Credit under this Agreement.

"Maximum Advance Amount": at any time, the lesser of (1) the Credit Line and (2) the Borrowing Base at such time.

"Obligations": all covenants, agreements, warranties, duties, representations, loans, advances, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Customer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reasonable expenses, indemnities, liabilities and Indebtedness of any kind and nature whatsoever, now or hereafter arising, owing, due or payable from Customer to IBM Credit.

"Other Documents": all security agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements executed by Customer and delivered to IBM Credit, pursuant to this Agreement or any other agreements between IBM Credit and Customer or any of Customer's Affiliates and all amendments, supplements and other modifications to the foregoing from time to time.

"Other Charges":  as set forth in Attachment A.

"Outstanding Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Advances made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to Advances charged to Customer's account with IBM Credit.

"Permitted Indebtedness": any of the following:

(1)  Indebtedness to IBM Credit;

(2)  Indebtedness described in Section VII of Attachment B;

(3)  Purchase Money Indebtedness;

(4)  Guaranties in favor of IBM Credit;

(5)  Indebtedness to Microsoft Corporation subject to that      certain
Subordination Agreement among Customer, Microsoft Corporation and IBM Credit dated as of February 28, 1997;

(6) Indebtedness incurred by Customer in the ordinary course of business for operating or capital leases;

(7)  Other Indebtedness consented to by IBM Credit in writing      prior to
incurring such Indebtedness.

"Permitted Liens":  any of the following:

(1) Liens which are the subject of an Intercreditor Agreement, in effect from time to time between IBM Credit and any other secured creditor;

(2)  Purchase Money Security Interests;

(3)  Liens described in Section I of Attachment B;

(4) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(5) attachment or judgment Liens individually or in the aggregate not in excess of Five Hundred Thousand Dollars ($500,000) (exclusive of (A) any amounts that are duly bonded to the satisfaction of IBM Credit or (B) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full);

(6) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Customer;

(7) extensions and renewals of the foregoing permitted Liens; provided that (A) the aggregate amount of such extended or renewed Liens do not exceed the original principal amount of the Indebtedness for which it secures, (B) such Liens do not extend to any property other than property already previously subject to the Lien and (C) such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed;

(8) Liens arising from deposits or pledges to secure bids, tenders, contracts, leases, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Customer's business;

(9) Liens for taxes, assessments or governmental charges not delinquent or being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(10) Liens arising out of deposits in connection with workers' compensation, unemployment insurance or other social security or similar legislation;

(11)  Liens arising pursuant to this Agreement;

(12) Precautionary UCC financing statements evidencing leases of equipment;

(13) other Liens consented to by IBM Credit in writing prior to incurring such Liens.

"Person": any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

"Policies": all policies of insurance required to be maintained by Customer under this Agreement or any of the Other Documents.

"Prime Rate": as of the date of determination, the average of the rates of interest announced by Citibank, N.A., The Chase Manhattan Bank, N.A. and Bank of America National Trust & Savings Association as their prime or base rate, as of the last Business Day of the calendar month immediately preceding the date of determination, whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers.

"Purchase Money Indebtedness": any Indebtedness (including operating and capital leases) incurred to finance the acquisition of assets to be used in the Customer's business not to exceed the lesser of (1) the purchase price or acquisition cost of such asset and (2) the fair market value of such asset.

"Purchase Money Security Interest": any security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular asset acquired with the Purchase Money Indebtedness.

"Request for Advance": as defined in Section 2.2.

"Requirement of Law": as to any Person, the articles of incorporation and by-laws of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Shortfall Amount":  as defined in Section 2.5.

"Subsidiary": with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

"Termination Date": shall mean twenty-four months following the date of this Agreement or such other date as IBM Credit and Customer may agree to in writing from time to time.

"Tier I Period":  as defined in Attachment A.

"Tier II Period":  as defined in Attachment A.

"Voting Stock": securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

1.2 Other Defined Terms.. Terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Uniform
Commercial Code in the State of New York ("UCC") or such other jurisdiction as may be required by the laws of such other jurisdiction.

1.3 Attachments. All attachments, exhibits, schedules and other addenda hereto, including, but not limited to, Attachment A and Attachment B, are specifically incorporated herein by reference and made a part of this Agreement.

       Section 2.  CREDIT LINE; FINANCE CHARGES; OTHER CHARGES

2.1 Credit Line. Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to but not including the date that is the earlier of (i) the date on which this Agreement is terminated pursuant to Section 10.1 and (ii) the date on which IBM Credit terminates the Credit Line pursuant to Section 9.2, IBM Credit agrees to extend to the Customer a credit line ("Credit Line") in the amount set forth in Attachment A pursuant to which IBM Credit will make to the Customer, from time to time, Advances in an aggregate amount at any one time outstanding not to exceed the Maximum Advance Amount. Notwithstanding any other term or provision of this Agreement, IBM Credit may, at any time and from time to time, in its sole and absolute discretion (x) temporarily increase the amount of the Credit Line set forth in Attachment A and decrease the amount of the Credit Line to the amount of the Credit Line set forth in Attachment A, in each case upon notice to the Customer, and (y) make Advances pursuant to this Agreement in an aggregate amount at any one time outstanding in excess of the Credit Line. Notwithstanding anything herein to the contrary, except for seasonal uplifts and temporary increases due to overadvances of funds under the Credit Line which may occur from time to time, IBM Credit shall not increase Customer's Credit Line without the prior written consent of Customer.

2.2     Advances .2     Advances.  (A)  Whenever Customer shall desire IBM
Credit to provide an Advance, XLSolutions, Inc. shall deliver to IBM Credit written notice of Customer's request for such an Advance ("Request for Advance"). For any requested Advance pursuant to which monies will be disbursed to Customer or any Person other than IBM Credit, a Request for Advance shall be delivered to IBM Credit on or prior to 10:30 a.m. (Eastern Standard time) on the day such Advance is to be made. The Request for Advance shall specify (i) the requested Advance Date and (ii) the amount of the requested Advance. Customer may deliver a Request for Advance via facsimile. Any Request for Advance delivered to IBM Credit shall be irrevocable. Each Customer hereto hereby irrevocably authorizes and requests that XLConnect Solutions, Inc. execute all Requests for Advance on its respective behalf, in each case, with the same force and effect as if such entity had executed such Request for Advance itself.

    (B) Subject to the terms and conditions of this Agreement, on the Advance Date specified in a Request for Advance, IBM Credit shall make the principal amount of each Advance available to the Customer in immediately available funds to an account maintained by Customer. If IBM Credit is making an Advance hereunder on a day on which Customer is to repay all or any part of an Outstanding Advance (or any other amount owing hereunder), IBM Credit shall apply the proceeds of the Advance to such repayment and only an amount equal to the difference, if any, between the amount of the Advance and the amount being repaid shall be made available to Customer as provided in the immediately preceding sentence.

     (C) Each Advance shall accrue a finance charge on the unpaid principal amount thereof, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement under the caption "A/R Finance Charge", and (b) the highest rate from time to time permitted by applicable law. If it is determined that amounts received from the Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

     2.3 Finance and Other Charges . (A) Finance charges shall be calculated by multiplying the applicable Delinquency Fee Rate or A/R Finance Charge provided for in this Agreement by Customer's applicable Average Daily Balance. The Delinquency Fee Rate and the various A/R Finance Charges provided for in this Agreement are each computed on the basis of an actual day, 360 day year.

     (B) The Customer hereby agrees to pay to IBM Credit the charges set forth as "Other Charges" in Attachment A. The Customer also agrees to pay IBM Credit additional charges for any returned items of payment received
(i) by Customer from any Account obligor, or (ii) by IBM Credit from Customer. The Customer hereby acknowledges that any such charges are not interest but that such charges, if unpaid, will constitute part of the Outstanding Advances.

(C) The Customer hereby agrees to pay throughout the term of this Agreement any and all recording taxes, recording fees, filing fees or other charges incurred by IBM Credit in connection with the filing and recording of this Agreement or any other documents necessary to perfect or maintain IBM Credit's first priority, perfected security interest in the Collateral.

      (D) The finance charges and Other Charges owed under this Agreement, and any charges hereafter agreed to in writing by the parties, are payable monthly upon receipt of IBM Credit's bill or statement therefor or IBM Credit may, in its sole discretion, add unpaid finance charges and Other Charges to the Customer's Outstanding Advances.

     (E) If any amount owed under this Agreement, including, without limitation, any Advance, is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount thereof will bear a late charge from and including its due date to and including the date IBM Credit receives payment thereof, at a per annum rate equal to the lesser of (a) the amount set forth in Attachment A to this Agreement as the "Delinquency Fee Rate" and (b) the highest rate from time to time permitted by applicable law. In addition, if any Shortfall Amount shall not be paid when due pursuant to Section 2.5 hereof, Customer shall pay IBM Credit an additional late charge equal to the product of the Shortfall Amount multiplied by thirty (30) basis points ("Shortfall Transaction Fee"). If it is determined that amounts received from Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

2.4 Statements Regarding Customer's Account. IBM Credit will send statements of each transaction hereunder as well as monthly billing statements to Customer with respect to Advances and other charges due on Customer's account with IBM Credit. Each statement of transaction and monthly billing statement shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each transaction or amount described therein unless within seven (7) calendar days after such statement of transaction or billing statement is received by Customer, Customer provides IBM Credit written notice objecting that such amount or transaction is incorrectly described therein and specifying the error(s), if any, contained therein. IBM Credit may at any time adjust such statements of transaction or billing statements to comply with applicable law and this Agreement.

2.5 Shortfall. If, on any date, the Outstanding Advances shall exceed the Maximum Advance Amount (such excess, the "Shortfall Amount"), then the Customer shall prepay, within twenty-four hours, the Outstanding Advances in an amount equal to such Shortfall Amount.

2.6 Application of Payments. The Customer hereby agrees that all checks and other instruments delivered to IBM Credit on account of Customer's Obligations shall constitute conditional payment until such items are actually collected by IBM Credit. Subject to the following sentence, the Customer waives the right to direct the application of any and all payments at any time or times hereafter received by IBM Credit on account of the Customer's Obligations. Provided Customer is not in default hereunder and has not instructed IBM Credit otherwise, Customer agrees that IBM Credit shall have the continuing exclusive right to apply and reapply, to the extent that any such reapplication has no material adverse effect on Customer which would not otherwise have existed had the payment been correctly applied, any and all such payments to Customer's Obligations in such manner as IBM Credit may deem advisable notwithstanding any entry by IBM Credit upon any of its books and records.

2.7 Prepayment and Reborrowing By Customer. (A) Customer may at any time prepay, without notice or penalty, in whole or in part amounts owed under this Agreement. Notwithstanding anything to the contrary in 2.6 above, IBM Credit may apply payments made to it (whether by the Customer or otherwise) to pay finance charges and other amounts owing under this Agreement first and then to the principal amount owed by the Customer.

     (B) Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the Outstanding Advances may be reborrowed by Customer in accordance with the provisions of this Agreement.

            Section 3.  CREDIT LINE ADDITIONAL PROVISIONS

3.1 Ineligible Accounts. IBM Credit and Customer agree that IBM Credit shall have the sole right to determine eligibility of Accounts from an Account obligor for purposes of determining the Borrowing Base; however, without limiting such right, the following Accounts will be deemed to be ineligible for purposes of determining the Borrowing Base:

     (A) Accounts created from the sale of goods and/or performance of services: (i) that allow for payment to be made more than thirty (30) days from the date of invoice, or (ii) which have not been billed within forty-five (45) days from the date of such sale or performance of services;

except for Accounts arising from the sale of goods and/or performance of services to General Electric Corporation and any of its subsidiaries ("GE") (and such other account debtors as may be agreed in writing by IBM Credit);

     (B) Accounts unpaid more than ninety (90) days from date of invoice, except for (i) Accounts payable by GE which shall be deemed ineligible if unpaid more than one hundred five (105) days from date of invoice; and (ii) Accounts payable by International Business Machines Corporation and any of its affiliates ("IBM") with shall be deemed ineligible if unpaid more than one hundred twenty (120) days from date of invoice unless IBM Credit receives verification from IBM that such Account payable is due and owing from IBM;

     (C) Accounts payable by an account debtor if fifty percent (50%) or more of the aggregate outstanding balance of all such Accounts remain unpaid for more than ninety (90) days from the date of invoice, except for
(i) Accounts payable by GE which shall be deemed ineligible if 50% or more of the aggregate outstanding balance of such Accounts remain unpaid for more than one hundred five (105) days; and (ii) Accounts payable by IBM which shall be deemed ineligible if 50% or more of the aggregate outstanding balance of such Accounts remain unpaid for more than one hundred twenty (120) days unless IBM Credit receives verification from IBM that such Account payable is due and owing from IBM;

     (D) Accounts payable by IE or any account debtor that is an Affiliate of Customer or an officer, employee, agent, guarantor, stockholder of IE or Customer or Affiliate of Customer or is related to or has common shareholders, officers or directors with Customer.

     (E)  Accounts arising from consignment sales;

     (F) Accounts with respect to which the payment by the account debtor is or may be conditional;

     (G) Except for state, local and United States government institutions and public educational institutions, accounts with respect to which:

         (i) the account debtor is not a commercial entity, or
         (ii) the account debtor is not a resident of the United
 States;

     (H) Accounts payable by any account debtor to which Customer is or may become liable for goods sold or services rendered by such account debtor to Customer, except to the extent of an offset between Customer and
(i) IBM, (ii) Corestaff, Inc., (iii) Pepper, Hamilton & Scheetz or (iv) any other account debtor as may be agreed in writing by IBM Credit, including without limitation those listed on Attachment B hereto; provided that upon and during any Tier II Period, any such offset shall be evidenced in Customer's Collateral Management Report to IBM Credit;

     (I) Accounts arising from the sale or lease of goods purchased for a personal, family or household purpose;

     (J) Accounts arising from the sale or other disposition of goods that has been used for demonstration purposes or loaned or leased by the Customer to another party, except in connection with Customer's "Power by the Hour" programs in effect from time to time;

     (K)  Accounts which are progress payment accounts or contra accounts;

     (L) Accounts upon which IBM Credit does not have a valid, perfected, first priority security interest;

     (M) Accounts payable by an account debtor that is or Customer knows will become, subject to proceedings under United States Bankruptcy Law or other law for the relief of debtors;

     (N)  Accounts that are not payable in US dollars;

     (O) Accounts payable by any account debtor that is a remarketer of computer hardware and software products and whose purchases of such products from Customer have been financed by another person who pays the proceeds of such financing directly to Customer on behalf of such obligor;

     (P) Accounts arising from the sale or lease of goods which are billed to any account debtor but have not yet been shipped by Customer;

     (Q) Accounts with respect to which Customer has permitted or agreed to any extension, compromise or settlement, or made any change or modification of any kind or nature, including, but not limited to, any change or modification to the terms relating thereto;

     (R) Accounts that do not arise from undisputed bona fide transactions completed in accordance with the terms and conditions contained in the invoices, purchase orders and contracts relating thereto;

     (S) Accounts that are discounted for the full payment term specified in Customer's terms and conditions with its account debtors, or for any longer period of time;

     (T)  Accounts on cash on delivery (C.O.D.) terms;

     (U) Accounts arising from maintenance or service contracts that are billed in advance of full performance of service, except as agreed in writing from time to time by IBM Credit;

     (V)  Accounts arising from bartered transactions;

     (W) Accounts arising from incentive payments, rebates, discounts, credits, and refunds from a supplier; and

     (X) Any and all other Accounts that IBM Credit deems, in its sole and absolute discretion, to be ineligible.

The aggregate of all Accounts that are not ineligible Accounts shall hereinafter be referred to as "Eligible Accounts".

3.2 Reimbursement for Charges. Customer agrees to pay for all costs and expenses of Customer's bank in respect to collection of checks and other items of payment, all fees relating to the use and maintenance of the Lockbox and the Special Account (each as defined in Section 3.3) and with respect to remittances of proceeds of the Advances hereunder.

3.3 Lockbox and Special Account. Customer shall establish and maintain lockboxes (each, a "Lockbox") at the addresses set forth in Attachment A with the financial institutions listed in Attachment A (each, a "Bank") pursuant to an agreement between the Customer and each Bank in form and substance satisfactory to IBM Credit. Customer shall also establish and maintain a deposit account which shall contain only proceeds of Customer's Accounts ("Special Account") with each Bank. Customer shall enter into and maintain a contingent blocked account agreement or similar agreement with each Bank for the benefit of IBM Credit in form and substance satisfactory to IBM Credit pursuant to which, among other things, such Bank shall agree that, upon notice from IBM Credit, disbursements from the Special Account shall be made only as IBM Credit shall direct.

3.4 Collections. Customer shall instruct, all Account obligors to remit payments directly to the Lockbox. In addition, Customer shall have such instruction printed in conspicuous type on all invoices. Customer shall instruct Bank to deposit all remittances to such Bank's Lockbox into its Special Account. Customer further agrees that it shall not deposit or permit any deposits of funds other than remittances paid in respect of the Accounts into the Special Account(s) or permit any commingling of funds with such remittances in any Lockbox or Special Account. Without limiting the Customer's foregoing obligations, if, at any time, Customer receives a remittance directly from an Account obligor, then Customer shall make entries on its books and records in a manner that shall reasonably identify such remittances and shall keep a separate account on its record books of all remittances so received and deposit the same into a Special Account. Until so deposited into the Special Account, Customer shall keep all remittances received in respect of Accounts separate and apart from Customer's other property so that they are capable of identification as the proceeds of Accounts in which IBM Credit has a security interest. Notwithstanding any of the foregoing, IBM Credit acknowledges that Account obligors may currently be remitting to a lockbox shared with Intelligent Electronics, Inc. and/or its affiliates and subsidiaries, however, Customer will immediately instruct such Account obligors to remit to the Lockbox in accordance with the terms of this Section 3.4.

3.5 Application of Remittances and Credits. Customer shall apply all remittances against the aggregate of Customer's outstanding Accounts no later than the end of the next Business Day on which such remittances are deposited into the Special Account. Customer also agrees to apply each remittance against its respective Account no later than three (3) Business Days from the date such remittance is deposited into the Special Account. In addition, Customer shall promptly apply any credits owing in respect to any Account when due.

3.6 Power of Attorney. Customer hereby irrevocably appoints IBM Credit, with full power of substitution, as its true and lawful attorney-in-fact with full power, in good faith and in compliance with commercially reasonable standards, in the discretion of IBM Credit, to:

     (A) sign the name of Customer on any document or instrument that IBM Credit shall deem necessary or appropriate to perfect and maintain perfected the security interest in the Collateral contemplated under this Agreement and the Other Documents; and

     (B) in the event IBM Credit exercises its right to block the Special Account(s) or upon the occurrence and during the continuance of an Event of Default as defined in Section 9.1 hereof, endorse the name of Customer upon any of the items of payment of proceeds and deposit the same in the account of IBM Credit for application to the Obligations; and

upon the occurrence and during the continuance of an Event of Default:

     (C) demand payment, enforce payment and otherwise exercise all Customer's rights and remedies with respect to the collection of any Accounts;

     (D)  settle, adjust, compromise, extend or renew any Accounts;

     (E) settle, adjust or compromise any legal proceedings brought to collect any Accounts;

     (F) sell or assign any Accounts upon such terms, for such amounts and at such time or times as IBM Credit may deem advisable;

     (G)  discharge and release any Accounts;

     (H) prepare, file and sign Customer's name on any Proof of Claim in Bankruptcy or similar document against any Account obligor;

     (I) prepare, file and sign Customer's name on any notice of lien, claim of mechanic's lien, assignment or satisfaction of lien or mechanic's lien, or similar document in connection with any Accounts;

     (J) endorse the name of Customer upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto;

     (K) endorse the name of Customer upon any of the items of payment of proceeds and deposit the same in the account of IBM Credit for application to the Obligations;

     (L) sign the name of Customer to requests for verification of Accounts and notices thereof to Account obligors;

     (M) sign the name of Customer on any document or instrument that IBM Credit shall deem necessary or appropriate to enforce any and all remedies it may have under this Agreement, at law or otherwise;

     (N) make, settle and adjust claims under the Policies with respect to the Collateral and endorse Customer's name on any check, draft, instrument or other item of payment of the proceeds of the Policies with respect to the Collateral; and

     (O) take control in any manner of any term of payment or proceeds and for such purpose to notify the postal authorities to change the address for delivery of mail addressed to Customer to such address as IBM Credit may designate. If IBM Credit takes control of Customer's mail pursuant to this subsection, IBM Credit agrees to segregate Customer's mail from payments and agrees to promptly return Customer's mail to Customer.

The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable so long as this Agreement is in effect or any Obligations remain outstanding. Nothing done by IBM Credit pursuant to such power of attorney will reduce any of Customer's Obligations other than Customer's payment Obligations to the extent IBM Credit has received monies.

               Section 4.  SECURITY -- COLLATERAL

4.1 Grant To secure Customer's full and punctual payment and performance of the Obligations when due (whether at the stated maturity, by acceleration or otherwise), Customer hereby grants IBM Credit a security interest in all of Customer's right, title and interest in and to the following property, whether now owned or hereafter acquired or existing and wherever located:

     (A) all inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor;

     (B) all accounts, contract rights, chattel paper, instruments, deposit accounts, obligations of any kind owing to Customer, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing;

     (C)  general intangibles;

     (D) all rights now or hereafter existing in and to all mortgages, security agreements, leases or other contracts securing or otherwise relating to any of the foregoing; and

     (E) all substitutions and replacements for all of the foregoing, all proceeds of all of the foregoing and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

All of the above assets shall be collectively defined herein as the "Collateral".

Customer covenants and agrees with IBM Credit that: (a) the security constituted to by this Agreement is in addition to any other security from time to time held by IBM Credit and (b) the security hereby created is a continuing security interest and will cover and secure the payment of all Obligations both present and future of Customer to IBM Credit pursuant to this Agreement and the Other Documents.

4.2     Further Assurances.      Customer shall, from time to time upon the
request of IBM Credit, execute and deliver to IBM Credit, or cause to be executed and delivered, at such time or times as IBM Credit may request such other and further documents, certificates and instruments that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement and the Other Documents.

                Section 5.  CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Effectiveness of This Agreement. The effectiveness of this Agreement is subject to the receipt by IBM Credit of, or waiver in writing by IBM Credit of compliance with, the following conditions precedent:

     (A)  this Agreement executed and delivered by Customer and IBM Credit;

     (B) (i) copies of the resolutions of the Board of Directors of Customer certified by the secretary or assistant secretary of Customer authorizing the execution, delivery and performance of this Agreement and each of the Other Documents executed and delivered in connection herewith,
(ii) a certificate of the secretary or an assistant secretary of Customer, in form and substance satisfactory to IBM Credit, certifying the names and true signatures of the officers of Customer authorized to sign this Agreement and the Other Documents and (iii) copies of the articles of incorporation and by-laws of Customer certified by the secretary or assistant secretary of Customer;

     (C) certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of Customer in the jurisdiction of its organization and in each other jurisdiction where the ownership or lease of its property or the conduct of its business requires it to qualify to do business;

     (D) copies of all approvals and consents from any Person, in each case in form and substance satisfactory to IBM Credit, which are required to enable Customer to authorize, or required in connection with, (a) the execution, delivery or performance of this Agreement and each of the Other Documents, and (b) the legality, validity, binding effect or enforceability of this Agreement and each of the Other Documents;

     (E) a lockbox agreement executed by Customer and each Bank in form and substance satisfactory to IBM Credit;

     (F) a contingent blocked account agreement executed by Customer and each Bank in form and substance satisfactory to IBM Credit;

     (G) intercreditor agreements ("Intercreditor Agreement"), in form and substance satisfactory to IBM Credit, executed by each other secured creditor of Customer as set forth in Attachment A;

     (H) a favorable opinion of counsel for Customer in substantially the form of Attachment H;

     (I) UCC-1 financing statements for each jurisdiction reasonably requested by IBM Credit executed by Customer and each guarantor whose guaranty to IBM Credit is intended to be secured by a pledge of its assets;

     (J) the statements, certificates, documents, instruments, financing statements, agreements and information set forth in Attachment A and Attachment B;

     (K) all such other statements, certificates, documents, instruments, financing statements, agreements and other information with respect to the matters contemplated by this Agreement as IBM Credit shall have reasonably requested;

     (L) guaranties, in form and substance satisfactory to IBM Credit, duly executed by the following entities:

     Intelligent Electronics, Inc.("IE")
     Intelevest Holdings, Inc.
     Intelligent Advanced Systems, Inc.
     Intelligent Distribution Services, Inc.
     Intelligent Express, Inc.
     Intelligent SP, Inc.
     Intelligent Systems Group, Inc.
     Intellinet, Ltd.
     RND, Inc.
     The Future Now, Inc.
     XLSource, Inc.
     E-C Computer Technical Services, Inc.
     RCK Computers, Inc.; and

     (M) trademark security agreements, in form and substance satisfactory to IBM Credit, assigning all trademarks owned by Customer from time to time to IBM Credit.

5.2 Conditions Precedent to Each. No Advance will be required to be made or renewed by IBM Credit under this Agreement unless, on and as of the date of such Advance, the following statements shall be true to the satisfaction of IBM Credit:

     (A) The representations and warranties contained in this Agreement or in any document, instrument or agreement executed in connection herewith, are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date;

     (B) No event has occurred and is continuing or after giving effect to such Advance or the application of the proceeds thereof would result which would constitute a Default;

     (C) No event has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect;

     (D) Both before and after giving effect to the making of such Advance, no Shortfall Amount exists.

Except as Customer has otherwise disclosed to IBM Credit in writing prior to each request, each request (or deemed request pursuant to Section 2.2
(D)) for an Advance hereunder and the receipt (or deemed receipt) by the Customer of the proceeds of any Advance hereunder shall be deemed to be a representation and warranty by Customer that, as of and on the date of such Advance, the statements set forth in (A) through (D) above are true statements. No such disclosures by Customer to IBM Credit shall in any manner be deemed to satisfy the conditions precedent to each Advance that are set forth in this Section 5.2 unless such condition precedent is waived in writing by IBM Credit.

           Section 6.  REPRESENTATIONS AND WARRANTIES

To induce IBM Credit to enter into this Agreement, Customer represents and warrants to IBM Credit as follows:

6.1 Organization and Qualifications. Customer and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business and is required to be so qualified.

6.2 Rights in Collateral; Priority of Liens. Customer and each of its Subsidiaries owns the property granted by it respectively as Collateral to IBM Credit, free and clear of any and all Liens in favor of third parties except for the Liens otherwise permitted pursuant to Section 8.1. The Liens granted by the Customer and each of its Subsidiaries pursuant to this Agreement, the Guaranties and the Other Documents in the Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are (i) the subject of an Intercreditor Agreement or (ii) Purchase Money Security Interests.

6.3 No Conflicts. The execution, delivery and performance by Customer of this Agreement and each of the Other Documents (i) are within its corporate power; (ii) are duly authorized by all necessary corporate action; (iii) are not in contravention in any respect of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (v) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

6.4 Enforceability. This Agreement and all of the other documents executed and delivered by the Customer in connection herewith are the legal, valid and binding obligations of Customer, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or the general equitable principles relating thereto.

6.5 Locations of Offices. The address of the principal place of business and chief executive office of Customer is as set forth on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement. The books and records of Customer, and all of its chattel paper (other than the chattel paper delivered to IBM Credit pursuant to Section 7.14(E)) and records of Accounts, are maintained exclusively at such location. There is no jurisdiction in which Customer has any assets, equipment or inventory (except for vehicles and inventory in transit for processing) other than those jurisdictions identified on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement.

6.6 Fictitious Business Names. Customer has not used any corporate or fictitious name during the five (5) years preceding the date of this Agreement, other than those listed on Attachment B.

6.7 Organization. All of the outstanding capital stock of Customer has been validly issued, is fully paid and nonassessable.

6.8 No Judgments or Litigation. Except as set forth on Attachment B, no judgments, orders, writs or decrees are outstanding against Customer nor is there now pending or, to the best of Customer's knowledge after due inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Customer which could reasonably be expected to have a Material Adverse Effect.

6.9 No Defaults. The Customer is not in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it, or any of its properties are bound. Customer has no knowledge of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment. No Default or Event of Default has occurred and is continuing.

6.10 Labor Matters. Except as set forth on any notice provided by Customer to IBM Credit pursuant to Section 7.1(G) of this Agreement, the Customer is not a party to any labor dispute. There are no strikes or walkouts or labor controversies pending or threatened against the Customer which could reasonably be expected to have a Material Adverse Effect.

6.11 Compliance with Law. Customer has not violated or failed to comply with any Requirement of Law or any requirement of any self regulatory organization.

6.12 ERISAEach "employee benefit plan," "employee pension benefit plan," or "defined benefit plan," which Customer has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no "prohibited transactions" and no "reportable event" has occurred within the last 60 months with respect to any Plan. Customer has no "multi- employer benefit plan". As used in this Agreement the terms "employee benefit plan", "employee pension benefit plan", "defined benefit plan", and "multi-employer benefit plan" have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder. The Customer has not incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course).

6.13 Compliance with Environmental Laws. Except as otherwise disclosed in Attachment B:

     (A) The Customer has obtained all government approvals required with respect to the operation of their businesses under any Environmental Law.

     (B) (i) the Customer has not generated, transported or disposed of any Hazardous Substances; (ii) the Customer is not currently generating, transporting or disposing of any Hazardous Substances; (iii) the Customer has no knowledge that (a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substances, or (b) any of its business operations have contaminated lands or waters of others with any Hazardous Substances; (iv) the Customer and its respective assets are not subject to any Environmental Liability and, to the best of the Customer's knowledge, any threatened Environmental Liability; (v) the Customer has not received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substance for which the Customer may be liable; (vi) the Customer is not in violation of any Environmental Law; (vii) there are no proceedings or investigations pending against Customer with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that any generation, transportation, use, storage and disposal of certain such Hazardous Substances in Customer's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above, provided, further, that Customer is at all times generating, transporting, utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous Substances other than as authorized by Environmental Laws.

6.14 Intellectual Property. Customer possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks, trade names and trade secrets and all rights and other property relating thereto or arising therefrom ("Intellectual Property") as are necessary or advisable to continue to conduct its present and proposed business activities.

6.15 Licenses and Permits. Customer has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted. Customer is not in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

6.16 Investment Company. The Customer is not (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a holding company or a subsidiary of a holding company, or an Affiliate of a holding company or of a subsidiary of a holding Company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the Other Documents or to perform its obligations hereunder or thereunder.

6.17 Taxes and Tax Returns. Customer has timely filed all federal, state, and local tax returns and other reports which it is required by law to file, and has either duly paid all taxes, fees and other governmental charges indicated to be due on the basis of such reports and returns or pursuant to any assessment received by the Customer, or made provision for the payment thereof in accordance with GAAP. The charges and reserves on the books of the Customer in respect of taxes or other governmental charges are in accordance with GAAP. No tax liens have been filed against Customer or any of its property.

6.18 Status of Accounts. Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by Customer, in the ordinary course of its business; the goods and inventory being sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever (other than Permitted Liens). The Customer's customers have accepted goods or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms. There are no proceedings or actions known to Customer which are pending or threatened against any Material Account Obligor (as defined in Section 7.14(B) of this Agreement) of any of the Accounts which could reasonably be expected to result in a material adverse effect on the obligor's ability to pay the full amounts due to Customer.

6.19 Affiliate/Subsidiary Transactions. Customer is not a party to or bound by any agreement or arrangement (whether oral or written) to which IE or any Affiliate or Subsidiary of the Customer is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of Customer's business and (ii) upon fair and reasonable terms no less favorable to Customer than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

6.20 Accuracy and Completeness of Information. All factual information furnished by or on behalf of the Customer to IBM Credit or the Auditors for purposes of or in connection with this Agreement or any of the Other Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

6.21 Recording Taxes. All recording taxes, recording fees, filing fees and other charges payable in connection with the filing and recording of this Agreement or any of the Other Documents have either been paid in full by Customer or arrangements for the payment of such amounts by Customer have been made to the satisfaction of IBM Credit.

6.22 IndebtednessCustomer (i) has no Indebtedness, other than Permitted Indebtedness; and (ii) has not guaranteed the obligations of any other Person (except as permitted by Section 8.4).

                  Section 7.  AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations:

7.1 Financial and Other Information. Customer shall cause to be furnished to IBM Credit the following information within the following time periods:

     (A) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Customer (i) audited Financial Statements (provided that, to the extent not otherwise audited by the Auditors as described below, the consolidating Financial Statements may be unaudited) as of the close of the fiscal year and for the fiscal year, together with a comparison to the Financial Statements for the prior year, in each case accompanied by (a) either an opinion of the Auditors with respect to Customer, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or, if so qualified, an opinion which shall be in scope and substance reasonably satisfactory to IBM Credit, (b) such Auditors' "Management Letter" to Customer, if any and (c) a written statement signed by the Auditors stating that in the course of the regular audit of the business of Customer, which audit was conducted by the Auditors in accordance with generally accepted auditing standards, the Auditors have not obtained any knowledge of the existence of any Default under any provision of this Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default; (ii) if composed, a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Customer and its Subsidiaries for such fiscal year prepared by the chief operating officer or chief financial officer of Customer; and (iii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal year, whether Customer is in compliance with the financial covenants set forth in Attachment A;

    (B) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Customer (i) Financial Statements as of the end of such period and for the fiscal year to date, together with a comparison to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and except for the absence of footnotes) by the chief operating officer or chief financial officer of Customer as having been prepared in accordance with GAAP; (ii) if composed, a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Customer and its Subsidiaries for such period and for the fiscal year to date prepared by the chief operating officer or chief financial officer of Customer; and (iii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal quarter, whether Customer is in compliance with the financial covenants set forth in Attachment A;

     (C) as soon as available and in any event within forty five (45) days after the end of each fiscal month of Customer (i) balance sheets and profit and loss statements as of the end of such period and for the fiscal year to date, together with a comparison to the balance sheets and profit and loss statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and except for the absence of footnotes) by the chief operating officer or chief financial officer of Customer as having been prepared in accordance with GAAP, and (ii) if composed, a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Customer and its Subsidiaries for such period and for the fiscal year to date prepared by the chief operating officer or chief financial officer of Customer.

(D) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Customer (i) projected Financial Statements, broken down by quarter, for the current and following fiscal year; and (ii) a narrative discussion relating to such projected Financial Statements;

(E) promptly after Customer obtains knowledge of (i) an occurrence of any event or condition which enables the holder of any Indebtedness arising in one or more unrelated transactions in aggregate principal amount exceeding Five Hundred Thousand Dollars ($500,000) to accelerate the maturity thereof or the failure of Customer to pay when due any such Indebtedness, (ii) the occurrence of a Default or Event of Default, or (iii) the existence of any condition or event which would result in the Customer's failure to satisfy the conditions precedent to Advances set forth in Section 5, a certificate of the chief executive officer or chief financial officer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

     (F) promptly after Customer obtains knowledge of (i) any proceeding(s) being instituted or threatened to be instituted by or against Customer in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), or
(ii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

     (G) promptly after Customer obtains knowledge that (i) any order, judgment or decree in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall have been entered against Customer or any of its properties or assets, or (ii) it has received any notification of a material violation of any Requirement of Law from any Governmental Authority, a certificate of the chief executive officer or chief financial officer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

     (H) promptly after Customer learns of any material labor dispute to which Customer may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Customer is a party or by which it is bound, a certificate of the chief executive officer or chief financial officer of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

     (I) within five (5) Business Days after request by IBM Credit, any written certificates, schedules and reports together with all supporting documents as IBM Credit may reasonably request relating to the Collateral or the Customer's or any guarantor's business affairs and financial condition;

(J) with respect to any Tier II Period, by the fifth (5th) day of each month, or as otherwise agreed in writing, a Collateral Management Report as of a date no earlier than the last day of the immediately preceding month;

     (K) with respect to any Tier II Period, along with the Financial Statements set forth in Section 7.1(A) and (B), the name, address and phone number, if such phone number is readily available, of each of its account debtors' primary contacts for each Account on the Accounts aging report contained in its most recent Collateral Management Report; and

     (L) within five (5) days after the same are sent, copies of all financial statements and reports which Customer sends to its stockholders, and within five (5) days after the same are filed, copies of all financial statements and reports which Customer may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority.

Each certificate, schedule and report provided by Customer to IBM Credit shall be signed by an authorized officer of Customer, and which signature shall be deemed a representation and warranty that the information contained in such certificate, schedule or report is true and accurate in all material respects on the date as of which such certificate, schedule or report is made and does not omit to state a material fact necessary in order to make the statements contained therein not misleading at such time.
 Each financial statement delivered pursuant to this Section 7.1 shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

7.2 Location of Collateral. Any inventory, equipment and other tangible Collateral, shall be kept or sold at the addresses as set forth on Attachment B or on any notice provided by Customer to IBM Credit in accordance with Section 7.7(C). During any Tier II Period, such locations shall be certified quarterly to IBM Credit substantially in the form of Attachment G.

7.3 Changes in Customer. Customer shall provide thirty (30) days prior written notice to IBM Credit of any change in Customer's name, chief executive office and principal place of business, organization, form of ownership or corporate structure; provided, however, that Customer's compliance with this covenant shall not relieve it of any of its other obligations or any other provisions under this Agreement or any of the Other Documents limiting actions of the type described in this Section.

7.4 Corporate Existence. Customer shall (A) maintain its corporate existence, maintain in full force and effect all licenses, bonds, franchises, leases and qualifications to do business, and all contracts and other rights necessary to the profitable conduct of its business, (B) continue in, and limit its operations to, the same general lines of business as presently conducted by it unless otherwise permitted in writing by IBM Credit and (C) comply with all Requirements of Law.

7.5 ERISA. Customer shall promptly notify IBM Credit in writing after it learns of the occurrence of any event which would constitute a "reportable event" under ERISA or any regulations thereunder with respect to any Plan, or that the PBGC has instituted or will institute proceedings to terminate any Plan. Notwithstanding the foregoing, the Customer shall have no obligation to notify IBM Credit as to any "reportable event" as to which the 30-day notice requirement of Section 4043(b) has been waived by the PBGC, until such time as such Customer is required to notify the PBGC of such reportable event. Such notification shall include a certificate of the chief financial officer of Customer setting forth details as to such "reportable event" and the action which Customer proposes to take with respect thereto, together with a copy of any notice of such "reportable event" which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings.
 Upon request of IBM Credit, Customer shall furnish, or cause the plan administrator to furnish, to IBM Credit the most recently filed annual report for each Plan.

7.6 Environmental Matters. (A) Customer and any other Person under Customer's control (including, without limitation, agents and Affiliates under such control) shall (i) comply with all Environmental Laws in all material respects, and (ii) undertake to use commercially reasonable efforts to prevent any unlawful release of any Hazardous Substances by Customer or such Person into, upon, over or under any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer.

     (B) Customer shall notify IBM Credit, promptly upon its obtaining knowledge of (i) any non-routine proceeding or investigation by any Governmental Authority with respect to the presence of any Hazardous Substances on or in any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, (ii) all claims made or threatened by any Person or Governmental Authority against Customer or any of Customer's assets relating to any loss or injury resulting from any Hazardous Substances (iii) Customer's discovery of evidence of unlawful disposal of or environmental contamination by any Hazardous Substance on any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, and (iv) any occurrence or condition which could constitute a violation of any Environmental Law.

7.7 Collateral Books and Records; Collateral Audit. (A) Customer agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice.

     (B) Customer agrees that IBM Credit or its agents may enter upon the premises of Customer at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of an Event of Default for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at Customer's expense) any and all records pertaining thereto, (iii) discussing the affairs, finances and business of Customer with any officers, employees and directors of Customer or with the Auditors and (iv) verifying Eligible Accounts and other Collateral. Customer also agrees to provide IBM Credit with such reasonable information and documentation that IBM Credit deems necessary to conduct the foregoing activities, including, without limitation, reasonably requested samplings of purchase orders, invoices and evidences of delivery or other performance. Upon the occurrence and during the continuance of an Event of Default which has not been waived by IBM Credit in writing, IBM Credit may conduct any of the foregoing activities in any manner that IBM Credit deems reasonably necessary.

     (C)  Customer shall exercise best efforts to provide IBM Credit thirty
(30) days and shall provide, in any event, at least ten (10) days prior written notice of any change in the location of any Collateral, the location of its books and records or in the location of its chief executive office or place of business from the locations specified in Attachment B, and will execute in advance of such change and cause to be filed and/or delivered to IBM Credit any financing statements, landlord or other lien waivers, or other documents reasonably required by IBM Credit, all in form and substance reasonably satisfactory to IBM Credit.

     (D) Customer agrees to advise IBM Credit promptly, in reasonably sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the security interests granted to IBM Credit therein.

7.8 Insurance; Casualty Loss. Customer agrees to maintain with financially sound and reputable insurance companies: (i) insurance on its properties, (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business. Customer will furnish to IBM Credit, upon its written request, the insurance certificates with respect to such insurance. In addition, all Policies so maintained are to name IBM Credit as an additional insured as its interest may appear.

7.9 Taxes. Customer agrees to pay, when due, all taxes lawfully levied or assessed against Customer or any of the Collateral before any penalty or interest accrues thereon unless such taxes are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provisions have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect.

7.10 Compliance With Laws. Customer agrees to comply with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business.

7.11 Fiscal Year. Customer agrees to maintain its fiscal year as a year ending December 31st unless Customer provides IBM Credit at least thirty
(30) days prior written notice of any change thereof.

7.12 Intellectual Property. Customer shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of Intellectual Property which the failure to do or cause to be done could reasonably be expected to have a Material Adverse Effect.

7.13 Maintenance of Property. Customer shall maintain all of its material properties (business and otherwise) in good condition and repair (ordinary wear and tear excepted) and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto and not commit or permit any material waste with respect to any of its material properties.

7.14 Collateral.  Customer shall:

     (A) if from time to time reasonably required by IBM Credit, provide IBM Credit with access to copies of all invoices, delivery evidences and other such documents relating to each Account;

     (B) promptly upon Customer's obtaining knowledge thereof, furnish to and inform IBM Credit of all material adverse information relating to the financial condition of any Account obligor whose outstanding obligations to Customer constitute two percent (2%) or more of the Accounts at such time (a "Material Account Obligor");

     (C) promptly upon Customer's learning thereof, notify IBM Credit in writing of any event which would cause any obligation of a Material Account Obligor to become an Ineligible Account;

     (D) if applicable, keep all goods rejected or returned by any account debtor and all goods repossessed or stopped in transit by Customer from any account debtor segregated from other property of Customer, holding the same in trust for IBM Credit until Customer applies a credit against such account debtor's outstanding obligations to Customer or sells such goods in the ordinary course of business, whichever occurs earlier;

     (E) stamp or otherwise mark chattel paper and instruments now owned or hereafter acquired by it in conspicuous type to show that the same are subject to IBM Credit's security interest and immediately thereafter deliver or cause such chattel paper and instruments to be delivered to IBM Credit or any agent designated by IBM Credit with appropriate endorsements and assignments to vest title and possession in IBM Credit;

     (F)  use commercially reasonable efforts to collect all Accounts owed;

     (G) promptly notify IBM Credit of any loss, theft or destruction of or damage to any of the Collateral whereby the value of such Collateral lost, stolen, destroyed or damaged exceeds Five Hundred Thousand Dollars ($500,000). Customer shall diligently file and prosecute its claim for any award or payment in connection with any such loss, theft, destruction of or damage to Collateral. Customer shall, upon demand of IBM Credit, make, execute and deliver any assignments and other instruments sufficient for the purpose of assigning any such award or payment to IBM Credit, free of any encumbrances of any kind whatsoever;

     (H) consistent with reasonable commercial practice, observe and perform all matters and things necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral in order to preserve, protect and maintain all the rights of IBM Credit thereunder;

     (I) consistent with reasonable commercial practice, maintain, use and operate the Collateral and carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes, rents, issues and profits thereof; and

(J) at any time and from time to time, upon the request of IBM Credit, and at the sole expense of Customer, Customer will promptly and duly execute and deliver such further instruments and documents and take such further action as IBM Credit may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted herein and the payment of any and all recording taxes and filing fees in connection therewith.

7.15 Subsidiaries. IBM Credit may require that any Subsidiaries of Customer become parties to this Agreement or any other agreement executed in connection with this Agreement as guarantors or sureties. Customer will comply, and cause all Subsidiaries of Customer to comply with Sections 7 and 8 of this Agreement, as if such sections applied directly to such Subsidiaries.

7.16 Financial Covenants; Additional Covenants. Customer acknowledges and agrees that Customer shall at all relevant times maintain the financial covenants and other covenants set forth in the attachments, exhibits and other addenda incorporated in this Agreement.

7.17  Joint and Several Guaranty.

(A)     Each Customer hereby jointly and severally guarantees to IBM
Credit the prompt payment when due and the full, prompt, and faithful performance of any and all Obligations upon which either Customer is in any manner obligated, heretofore, now, or hereafter owned, contracted or acquired by IBM Credit pursuant to this Agreement, whether the same are individual, joint or several, primary, secondary, direct, contingent or otherwise. Each Customer irrevocably subordinates to the full payment of amounts due IBM Credit any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of IBM Credit against either Customer hereto with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by either Customer in respect thereof, or (ii) to receive any payment, in the nature of contribution or for any other reason, from either Customer hereto with respect to such payment.

(B) Notwithstanding any provision herein to the contrary, the liability of each Customer hereunder shall in no event exceed the maximum amount that is valid and enforceable in any action or proceeding involving any applicable state corporate law or any applicable state or federal bankruptcy, insolvency, reorganization, fraudulent conveyance or other law involving the rights of creditors generally.

(C) The liability of each Customer hereunder is direct and unconditional and shall not be affected by any extension, renewal or other change in the terms of payment or performance thereof, or the release, settlement or compromise of or with any party liable for the payment or performance thereof, the release or nonperfection of any security thereunder, or any change in either Customer's financial condition. Each Customer's obligation pursuant to this Section 7.17 shall continue for so long as any sums owing to you by either Customer remains outstanding and unpaid, unless terminated in the manner provided herein. Each Customer acknowledges that its obligations hereunder are in addition to and independent of any agreement or transaction between IBM Credit and any other Customer or any other person creating or reserving any lien, encumbrance or security interest in any property of either Customer or any other person as security for any obligation of such Customer.

(D) Each Customer has made an independent investigation of the financial condition of each other Customer and guarantees the Obligations based on that investigation and not upon any representations made by IBM Credit. Each Customer acknowledges that it has access to current and future Customer financial information which will enable each Customer to continuously remain informed of each other Customer's financial condition.
 Each Customer also consents to and agrees that the Obligations shall not be affected by IBM Credit's subsequent increases or decreases in the credit line that IBM Credit may grant to either Customer; substitutions, exchanges or releases of all or any part of the Collateral nor or hereafter securing any of the Obligations; sales or other dispositions of any or all of the Collateral nor or hereafter securing any of the Obligations realizing on the Collateral to the extent you, in your sole discretion deem proper.

(E) Each Customer waives if permitted by applicable law (1) demand, protest and all notices of protest or dishonor, (2) all notices of payment and nonpayment, (3) all notices required by law, and (4) all notices of nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guarantees at any time held by IBM Credit on which either Customer may, in any way, be liable and each Customer hereby ratifies and confirms whatever IBM Credit may do in that regard.

(F) This guaranty obligation and any and all obligations, liabilities, terms and provisions herein shall survive any and all bankruptcy or insolvency proceedings, actions and/or claims brought by or against either Customer, whether such proceedings, actions and/or claims are federal and/or state.

(G) The Obligations are joint and several, shall be binding upon each Customer and each Customer's respective successors and assigns, and will be for IBM Credit's benefit and the benefit of IBM Credit's successors and assigns. The Obligations and any terms or provisions herein may be modified or amended only by a document signed by both IBM Credit and Customer.

                Section 8.  NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations due hereunder:

8.1 Liens. The Customer will not, directly or indirectly mortgage, assign, pledge, transfer, create, incur, assume, permit to exist or otherwise permit any Lien or judgment to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.

8.2 Disposition of Assets. The Customer will not, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) sales or leases of inventory in the ordinary course of business and short term rental of inventory as demonstrations in amounts not material to Customer, and (ii) voluntary dispositions of individual assets and obsolete or worn out property in the ordinary course of business, provided, that the aggregate book value of all such assets and property so sold or disposed of under this section 8.2 (ii) in any fiscal year shall not exceed 5% of the consolidated assets of the Customer as of the beginning of such fiscal year.

8.3 Corporate Changes. The Customer will not, without the prior written consent of IBM Credit, directly or indirectly, merge, consolidate, liquidate, dissolve or enter into or engage in any operation or activity materially different from that presently being conducted by Customer.

8.4 Guaranties. The Customer will not, directly or indirectly, assume, guaranty, endorse, or otherwise become liable upon the obligations of any other Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) by the giving of indemnities in connection with the sale of inventory or other asset dispositions permitted hereunder, and (iii) for guaranties in favor of IBM Credit.

8.5 Restricted Payments. Subject to the last sentence in this Section 8.5, the Customer will not, directly or indirectly: (i) declare or pay any dividend (other than dividends payable solely in common stock of Customer) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Customer or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Customer; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations). Notwithstanding the above restrictions, Customer shall not be restricted from declaring or paying any cash dividends to its stockholders, provided that immediately after giving effect to such action, no Default would exist.

8.6 Investments. The Customer will not, directly or indirectly, make, maintain or acquire any Investment in any Person other than:

     (A) interest bearing deposit accounts (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program;

     (B) direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof;

     (C) stock or obligations issued to Customer in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of Customer;

     (D) commercial paper of any corporation organized under the laws of any State of the United States or any bank organized or licensed to conduct a banking business under the laws of the United States or any State thereof having the short-term highest rating then given by Moody's Investor's Services, Inc. or Standard & Poor's Corporation;

(E) funds invested by First Union National Bank pursuant to its sweep investment service agreement with Customer; and

     (F) investments which at any one time outstanding do not exceed in the aggregate Five Hundred Thousand Dollars ($500,000).

8.7 Affiliate/Subsidiary Transactions. The Customer will not, directly or indirectly, enter into any transaction with IE, any Affiliate or Subsidiary, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to IE, any Affiliate or Subsidiary of Customer except in the ordinary course of business and pursuant to the reasonable requirements of Customer's business upon fair and reasonable terms no less favorable to Customer than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

8.8  ERISA.   The Customer will not (A) terminate any Plan so as to incur a material liability to the PBGC, (B) permit any "prohibited transaction" involving any Plan (other than a "multi-employer benefit plan") which would subject the Customer to a material tax or penalty on "prohibited transactions" under the Code or ERISA, (C) fail to pay to any Plan any contribution which they are obligated to pay under the terms of such Plan, if such failure would result in a material "accumulated funding deficiency", whether or not waived, (D) allow or suffer to exist any occurrence and during the continuance of a "reportable event" or any other event or condition, which presents a material risk of termination by the PBGC of any Plan (other than a "multi-employer benefit plan"), or (E) fail to notify IBM Credit as required in Section 7.5. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA. For purposes of this Section 8.8, the terms material liability, tax, penalty, accumulated funding deficiency and risk of termination shall mean a liability, tax, penalty, accumulated funding deficiency or risk of termination which could reasonably be expected to have a Material Adverse Effect.

8.9 Additional Negative Pledges. Customer will not, directly or indirectly, create or otherwise cause or permit to exist or become effective any contractual obligation which may restrict or inhibit IBM Credit's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default.

8.10 Use of Proceeds. The Customer shall not use any portion of the proceeds of any Advances other than for its general working capital requirements.

8.11 Accounts. The Customer shall not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, which would affect IBM Credit's ability to collect payment on any Account in whole or in part, except for such extensions, compromises or settlements made by Customer in the ordinary course of its business, provided, however, that the aggregate amount of such extensions, compromises or settlements does not exceed five percent (5%) of the Customer's Accounts at any time.

8.12 Indebtedness. The Customer will not create, incur, assume or permit to exist any Indebtedness, except for Permitted Indebtedness.

8.13 Loans. The Customer will not make any loans, advances, contributions or payments of money or goods to IE, any Subsidiary, Affiliate or parent corporation other than another Customer, or to any officer, director or stockholder of Customer or of any such corporation (except for compensation for personal services actually rendered), except for transactions expressly authorized in this Agreement.

                       Section 9.  DEFAULT

9.1 Event of Default. Any one or more of the following events shall constitute an Event of Default by the Customer under this Agreement and the Other Documents:

     (A) The failure to make timely payment of the Obligations or any part thereof when due and payable;

     (B) Customer fails to comply with or observe any term, covenant or agreement contained in this Agreement or any of the Other Documents;

     (C) Any representation, warranty, statement, report or certificate made or delivered by or on behalf of Customer or any of its officers, employees or agents or by or on behalf of any guarantor to IBM Credit was false in any material respect at the time when made or deemed made;

     (D) The occurrence of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;

     (E) Customer, any Subsidiary or any guarantor shall generally not pay its debts as such debts become due, become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for Customer, any Subsidiary or any guarantor or any of its respective properties or have any of its respective properties seized or attached, or take any action to authorize, or for the purpose of effectuating, the foregoing, provided, however, that Customer, any Subsidiary or any guarantor shall have a period of forty-five (45) days within which to discharge any involuntary petition for bankruptcy or similar proceeding;

     (F) The use of any funds borrowed from IBM Credit under this Agreement for any purpose other than as provided in this Agreement;

     (G) The entry of any judgment against Customer or any guarantor in an amount in excess of Five Hundred Thousand Dollars ($500,000) and such judgment is not satisfied, dismissed, stayed or superseded by bond within thirty (30) days after the day of entry thereof (and in the event of a stay or supersedeas bond, such judgment is not discharged within thirty (30) days after termination of any such stay or bond) or such judgment is not fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

     (H) The dissolution or liquidation of Customer or any guarantor, or Customer or any guarantor or its directors or stockholders shall take any action to dissolve or liquidate Customer or any guarantor;

     (I) Any "going concern" or like qualification or exception, or qualification arising out of the scope of a final audit by an Auditor of his opinion relative to any Financial Statement delivered to IBM Credit under this Agreement;

     (J) There issues a warrant of distress for any rent or taxes with respect to any premises occupied by Customer in or upon which the Collateral, or any part thereof, may at any time be situated and such warrant shall continue for a period of ten (10) Business Days from the date such warrant is issued;

     (K) Customer suspends business;

     (L) The occurrence of any event or condition which causes the holder of any Indebtedness arising in one or more related or unrelated transactions, in aggregate principal amount exceeding Five Hundred Thousand Dollars ($500,000) to accelerate the maturity thereof;

     (M) Any guaranty of any or all of the Customer's Obligations executed by any guarantor in favor of IBM Credit, shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction or the validity or enforceability thereof shall be contested or denied by any such guarantor, or any such guarantor shall deny that it has any further liability or obligation thereunder or any such guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any such guaranty relating to (i) payment of any amounts due and payable by such guarantor following demand therefor by IBM Credit under the terms of the Guaranty; or
(ii) the unauthorized transfer of any asset of Customer to such guarantor; provided, however, that it shall not be an Event of Default if any such guaranty executed by any guarantor other than Intelligent Electronics, Inc. ceases to be in full force and effect due to the merger, sale or other disposition or dissolution or insolvency of any such guarantor.

     (N) Customer is in default under the material terms of any of the Other Documents after the expiration of any applicable cure periods;

     (O) There shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of Customer to the PBGC which in the reasonable opinion of IBM Credit will have a Material Adverse Effect;

     (P) Any "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires a beneficial interest in 50% or more of the Voting Stock of Customer.

9.2 Acceleration. Upon the occurrence and during the continuance of an Event of Default which has not been waived in writing by IBM Credit, IBM Credit may, in its sole discretion, take any or all of the following actions, without prejudice to any other rights it may have at law or under this Agreement to enforce its claims against the Customer: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(E) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of IBM Credit; and

(b) immediately terminate the Credit Line hereunder.

9.3 Remedies. (A) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit may exercise all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, IBM Credit may: (i) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to the Accounts, or IBM Credit may use (at the expense of the Customer) such of the supplies or space of the Customer at Customer's place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (ii) bring suit, in the name of the Customer or IBM Credit and generally shall have all other rights respecting said Accounts, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Customer or IBM Credit; (iii) sell, assign and deliver the Accounts and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at IBM Credit's sole option and discretion, and IBM Credit may bid or become a purchaser at any such sale; and (iv) foreclose the security interests created pursuant to this Agreement by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

     (B) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of Customer or IBM Credit, or in the name of such other party as IBM Credit may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as IBM Credit in its sole discretion may deem advisable, and IBM Credit shall have the right to purchase at any such sale. If IBM Credit, in its sole discretion determines that any of the Collateral requires rebuilding, repairing, maintenance or preparation, IBM Credit shall have the right, at its option, to do such of the aforesaid as it deems necessary for the purpose of putting such Collateral in such saleable form as IBM Credit shall deem appropriate. The Customer hereby agrees that any disposition by IBM Credit of any Collateral pursuant to and in accordance with the terms of a repurchase agreement between IBM Credit and the manufacturer or any supplier of such Collateral constitutes a commercially reasonable sale. The Customer agrees, at the request of IBM Credit, to assemble the Collateral and to make it available to IBM Credit at places which IBM Credit shall select, whether at the premises of the Customer or elsewhere, and to make available to IBM Credit the premises and facilities of the Customer for the purpose of IBM Credit's taking possession of, removing or putting such Collateral in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days notice shall constitute reasonable notification.

     (C) Unless expressly prohibited by the licensor thereof, if any, IBM Credit is hereby granted, upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, an irrevocable, non-exclusive license to use, assign, license or sublicense all computer software programs, data bases, processes and materials used by the Customer in its businesses or in connection with any of the Collateral.

     (D) The net cash proceeds resulting from IBM Credit's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by IBM Credit to the payment of Customer's Obligations, whether due or to become due, in such order as IBM Credit may in it sole discretion elect. Customer shall remain liable to IBM Credit for any deficiencies, and IBM Credit in turn agrees to remit to Customer or its successors or assigns, any surplus resulting therefrom.

     (E) The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

9.4 Waiver. If IBM Credit seeks to take possession of any of the Collateral by any court process Customer hereby irrevocably waives to the extent permitted by applicable law any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession and any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof. In addition, Customer waives to the extent permitted by applicable law all rights of set-off it may have against IBM Credit. Customer further waives to the extent permitted by applicable law presentment, demand and protest, and notices of non-payment, non-performance, any right of contribution, dishonor, and any other demands, and notices required by law.

                   Section 10.  MISCELLANEOUS

10.1 Term; Termination. (A) This Agreement shall remain in force until the earlier of (i) the Termination Date, (ii) the date specified in a written notice by the Customer that they intend to terminate this Agreement which date shall be no less than thirty (30) days following the receipt by IBM Credit of such written notice, and (iii) termination by IBM Credit after the occurrence and during the continuance of an Event of Default. Upon the date that this Agreement is terminated, all of Customer's Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms.

(B)  Until the indefeasible payment in full of all of Customer's
Obligations, no termination of this Agreement or any of the Other
Agreements shall in any way affect or impair (i) the Customer's Obligations to IBM Credit, including, without limitation, any transaction or event occurring prior to such termination, and (ii) IBM Credit's rights hereunder, including, without limitation, IBM Credit's security interest in the Collateral.

10.2 Indemnification. The Customer hereby agrees to indemnify and hold harmless IBM Credit and each of its officers, directors, agents and assigns (collectively, the "Indemnified Persons") against all losses, claims, damages, liabilities or other expenses (including reasonable attorneys' fees and court costs now or hereinafter arising from the enforcement of this Agreement, the "Losses") to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Agreement relating to any financing arrangements IBM Credit may from time to time have with (i) Customer, (ii) any Person that shall be acquired by Customer or (iii) any Person that Customer may acquire all or substantially all of the assets of, or (b) directly or indirectly, relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of the Customer in connection therewith. Notwithstanding the foregoing, the Customer shall not be obligated to indemnify IBM Credit for any Losses incurred by IBM Credit which are a result of IBM Credit's gross negligence or willful misconduct.
 The indemnity provided herein shall survive the termination of this Agreement.

10.3 Additional Obligations. IBM Credit, without waiving or releasing any Obligation or Default of the Customer, may perform any Obligations of the Customer that the Customer shall fail or refuse to perform and IBM Credit may, at any time or times hereafter, but shall be under no obligation so to do, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by IBM Credit in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees, court costs, and other charges relating thereto, shall be a part of the Obligations, payable on demand and secured by the Collateral.

10.4 LIMITATION OF LIABILITY. NEITHER IBM CREDIT NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY CUSTOMER IN CONNECTION WITH THIS AGREEMENT, ANY OTHER DOCUMENTS OR ANY CLAIMS IN ANY MANNER RELATED THERETO. NOR SHALL IBM CREDIT OR ANY OTHER INDEMNIFIED PERSON HAVE ANY LIABILITY TO CUSTOMER OR ANY OTHER PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM HEREUNDER, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.5 Alteration/Waiver. This Agreement and the Other Documents may not be altered or amended except by an agreement in writing signed by the Customer and by IBM Credit. No delay or omission of IBM Credit to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such Event of Default.
In the event that IBM Credit at any time or from time to time dispenses with any one or more of the requirements specified in this Agreement or any of the Other Documents, such dispensation may be revoked by IBM Credit at any time and shall not be deemed to constitute a waiver of any such requirement subsequent thereto. IBM Credit's failure at any time or times to require strict compliance and performance by the Customer of any undertakings, agreements, covenants, warranties and representations of this Agreement or any of the Other Documents shall not waive, affect or diminish any right of IBM Credit thereafter to demand strict compliance and performance thereof. Any waiver by IBM Credit of any Default by the Customer under this Agreement or any of the Other Documents shall not waive or affect any other Default by the Customer under this Agreement or any of the Other Documents, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants, and representations of the Customer contained in this Agreement or the Other Documents and no Default by the Customer shall be deemed waived by IBM Credit unless such waiver is in writing signed by an authorized representative of IBM Credit.

10.6 Severability. If any provision of this Agreement or the Other Documents or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Documents and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Agreement and the Other Documents being severable in any such instance.

10.7 One Loan. All Advances heretofore, now or at any time or times hereafter made by IBM Credit to the Customer under this Agreement or the Other Documents shall constitute one loan secured by IBM Credit's security interests in the Collateral and by all other security interests, liens and encumbrances heretofore, now or from time to time hereafter granted by the Customer to IBM Credit or any assignor of IBM Credit.

10.8 Additional Collateral. All monies, reserves and proceeds received or collected by IBM Credit with respect to Accounts and other property of the Customer in possession of IBM Credit at any time or times hereafter are hereby pledged by Customer to IBM Credit as security for the payment of Customer's Obligations and shall be applied promptly by IBM Credit on account of the Customer's Obligations; provided, however, IBM Credit may release to the Customer such portions of such monies, reserves and proceeds as IBM Credit may from time to time determine, in its sole discretion.

10.9 No Merger or Novations. (A) Notwithstanding anything contained in any document to the contrary, it is understood and agreed by the Customer and IBM Credit that the claims of IBM Credit arising hereunder and existing as of the date hereof constitute continuing claims arising out of the Obligations of Customer under the Financing Agreement and any Other Agreement. Customer acknowledges and agrees that such Obligations outstanding as of the date hereof have not been satisfied or discharged and that this Agreement is not intended to effect a novation of the Customer's Obligations under the Financing Agreement or any of the Other Documents.

     (B) Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the Obligations of the Customer to IBM Credit secured by this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit's rights under this Agreement.

10.10 Paragraph Titles. The Section titles used in this Agreement and the Other Documents are for convenience only and do not define or limit the contents of any Section.

10.11 Binding Effect; Assignment. This Agreement and the Other Documents shall be binding upon and inure to the benefit of IBM Credit and the Customer and their respective successors and assigns; provided, that the Customer shall have no right to assign this Agreement or any of the Other Documents without the prior written consent of IBM Credit.

10.12 Notices. Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (A) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (B) upon receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (C) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (D) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

          If to IBM Credit at:

          IBM Credit Corporation
          2707 W. Butterfield Road
          Oak Brook, IL  60521
          Attention:  Remarketer Finance Center Manager
          Telecopy:   (708) 573-7510

          If to Customer at:

          XLConnect Solutions, Inc.
          411 Eagleview Boulevard
          Exton, PA 19341
          Attention:  Stephanie Cohen
          Telecopy:   (610) 458-0599

          with a copy to John E. Royer, Jr., Esq.
          at Customer address shown above.

or to such other address or number as each party designates to the other in the manner prescribed herein.

10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

10.14 SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW. TO INDUCE IBM CREDIT TO ACCEPT THIS AGREEMENT AND THE OTHER DOCUMENTS, THE CUSTOMER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

     (A) SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER AGREEMENT, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK.

     (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

     (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO CUSTOMER AT ITS ADDRESS SET FORTH IN SECTION 10.12 OR AT SUCH OTHER ADDRESS OF WHICH IBM CREDIT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

     (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

     (E) AGREES THAT THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER DOCUMENTS SHALL BE GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

10.15 JURY TRIAL WAIVER. EACH OF IBM CREDIT AND THE CUSTOMER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH IBM CREDIT AND THE CUSTOMER ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

IN WITNESS WHEREOF, the Customer has read this entire Agreement, and has caused its authorized representatives to execute this Agreement and has caused its corporate seal to be affixed hereto as of the date first written above.


IBM CREDIT CORPORATION,               XLCONNECT SYSTEMS, INC.
a Delaware corporation                a Pennsylvania corporation


By: /s/ Paul M. Lieba                 By: /s/ Stephanie D. Cohen
    -------------------------         -----------------------------
Print Name: Paul M. Lieba             Print Name: Stephanie D. Cohen

Title: Credit Manager                 Title: EVP and Chief Financial Officer



XLCONNECT SOLUTIONS, INC.             XLCONNECT SERVICES, INC.
a Pennsylvania corporation            a Pennsylvania corporation

By: /s/ Stephanie D. Cohen             By: /s/ Stephanie D. Cohen
-----------------------------          ------------------------------
Print Name: Stephanie D. Cohen         Print Name: Stephanie D. Cohen

Title: EVP and Chief Financial Officer  Title:  EVP and Chief Financial Officer